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                                                                EXHIBIT 10.61


                              PRODUCTS AGREEMENT

                                BY AND BETWEEN

                   CARACO PHARMACEUTICAL LABORATORIES, LTD.

                                     and

                     SUN PHARMACEUTICAL INDUSTRIES, LTD.

                                 dated as of

                                April 23, 1997









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                              TABLE OF CONTENTS


1. SALE OF PRODUCTS BY SUN TO CARACO

   1.1 OBLIGATION TO SELL PRODUCTS

   1.2 TIMING OF SALES

   1.3 SELECTION OF THE PRODUCTS

   1.4 CONTINUING RIGHTS OF SUN


2. OBLIGATIONS OF CARACO WITH RESPECT TO PRODUCTS

   2.1 DELIVERY OF PROTOCOL

   2.2 CONDUCT OF TESTS AND STUDIES

   2.3 PREPARATION AND SUBMISSION OF ANDA'S.

   2.4 SUN'S RIGHT TO APPROVE COMMUNICATIONS

   2.5 MANUFACTURE OF PRODUCTS

   2.6 MARKETING OF PRODUCTS

   2.7 NO ACTIVITIES OUTSIDE OF THE UNITED STATES

   2.8 NO ASSIGNMENT OF PRODUCTS; SHARING OF INFORMATION


3. CONSIDERATION FOR PRODUCTS.

   3.1 RECEIPT OF SHARES

   3.2 ISSUANCE AND DELIVERY OF SHARES


4. OPTION TO SELL MORE PRODUCTS

5. ADJUSTMENT OF COMMON SHARES ISSUABLE

   5.1 RECLASSIFICATION, CONSOLIDATION OR MERGER

   5.2 SUBDIVISION OR COMBINATION OF SHARES

   5.3 CERTAIN DIVIDENDS AND DISTRIBUTIONS
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6.  ADDITIONAL COVENANTS OF CARACO.

    6.1 CHARTER AMENDMENT.

    6.2 LISTING

7.  REPRESENTATIONS AND WARRANTIES.

8.  CONDITIONS TO OBLIGATIONS OF SUN

    8.1 NO DEFAULTS

    8.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES.

    8.3 NO LITIGATION.


9.  CONDITIONS TO OBLIGATIONS OF CARACO.

    9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES.

    9.2 NO LITIGATION


10. TERMINATION AND REMEDIES FOR BREACHES OF THIS AGREEMENT

    10.2 BREACH OF OBLIGATIONS

    10.3 FAILURE OF CONDITIONS

    10.4 EFFECT OF REVERSION.

    10.5 INDEMNIFICATION.

    10.6 ARBITRATION


11. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS

12. NO THIRD-PARTY BENEFICIARIES

13. FURTHER ASSURANCES

14. ENTIRE AGREEMENT

15. BINDING EFFECT; ASSIGNMENT
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16. COUNTERPARTS

17. HEADINGS

18. NOTICES

19. GOVERNING LAW

20. AMENDMENTS AND WAIVERS

21. SEVERABILITY

22. EXPENSES

23. CONSTRUCTION
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                              PRODUCTS AGREEMENT


THIS AGREEMENT, made this ____ day of April, 1997, by and between CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation ("Caraco"), and SUN PHARMACEUTICAL INDUSTRIES, LTD., a corporation organized under the laws of India ("Sun").

                             W I T N E S S E T H:

WHEREAS, Caraco is engaged in the manufacture and distribution of generic pharmaceuticals.

WHEREAS, Caraco owns and operates a state-of-the-art manufacturing facility in Detroit, Michigan (the "Facility") for the production of pharmaceutical products.

WHEREAS, Caraco has a limited product line which it wishes to expand.

WHEREAS, Sun has extensive knowledge relating to the formulation, manufacture and sale of generic pharmaceutical products in India which knowledge it can deliver to Caraco.R

WHEREAS, Sun wishes to benefit from the manufacture and sale by Caraco of generic pharmaceutical products in the United States.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.   SALE OF PRODUCTS BY SUN TO CARACO.

     1.1 Obligation to Sell Products. During the period of sixty months from the date hereof (the "Closing Date"), Sun, or its affiliates, at its own expense, shall, pursuant to the terms and conditions set forth herein, sell to Caraco the right to develop, make, sell, use, license and otherwise exploit in the United States the formulations, technology, manufacturing process, know-how, stability data, and other relevant information with respect to 25 generic pharmaceutical products (the "Products"); provided, however, that any Product which is a DESI Product (as defined below) shall count as only 1/3 of a Product. For the purposes of this Agreement "DESI Product" shall mean Drug Efficiency Study Implementation Products, which can be marketed based on past marketing of an identical product that is not the subject of an approved drug application and thus does not require an ANDA (as defined below) to be marketed in compliance with the Federal Food, Drug and Cosmetics Act, as amended, and the regulations thereunder.


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     1.2 Timing of Sales.  So long as Caraco is promptly performing its obligations pursuant hereto, no less then five (5) Products shall be sold to Caraco by Sun or its affiliates every twelve (12) months commencing on the Closing Date; provided, however, that no determination of a failure to promptly perform may be made until the first anniversary of the Closing Date.

     1.3 Selection of the Products. The Products shall be selected by the mutual agreement of Sun and Caraco's Executive Committee from time to time. It is expressly agreed and acknowledged that the parties have not, as of the date hereof, agreed on what the Products shall be, and Sun shall not, as of the date hereof, have any obligation to deliver any specific product, but solely to deliver 25 Products, which are to be hereafter identified as set forth in this
Section 1.3. In connection with the sale of a Product, Sun will provide to Caraco the requisite analytical procedures (which, without limitation, include stability indicia and cleaning methods), stability data, a development report and development data customarily prepared by Sun.

     1.4 Continuing Rights of Sun. Notwithstanding the sale of any Product hereunder by Sun to Caraco, nothing herein shall in any way limit the right of Sun to develop, produce, market or take any other action with respect to any Product outside of the United States, and Sun shall continue to have the absolute, unfettered and exclusive right to do any of the foregoing, without the payment by Sun of any royalty, premium or other payment to Caraco in connection therewith.

2.   OBLIGATIONS OF CARACO WITH RESPECT TO PRODUCTS.

     2.1 Delivery of Protocol. To the extent that the United States Food and Drug Administration ("FDA") has a required protocol for the studies designed to demonstrate the bioequivalency of a Product, other than a DESI Product (an "FDA Protocol"), then within sixty days of the delivery of such Product pursuant to
Section 1 hereof, Caraco shall deliver, in writing, to Sun, a proposed protocol, which is believed in good faith by Caraco to be acceptable to the FDA (or, if applicable, a waiver of evidence of in vivo bioavailability). To the extent that no FDA Protocol exists with respect to a Product (other than a DESI Product) delivered pursuant to Section 1 hereof, Caraco will, in consultation with the FDA and Sun, develop such a protocol within 150 days of delivery of such Product by Sun; and will promptly deliver such protocol to Sun after it has been developed.

     2.2 Conduct of Tests and Studies. Unless the parties agree, based upon the advice of FDA counsel, that a Product is a DESI Product and therefor no ANDA is required with respect to such Product, Caraco shall conduct, at its own expense, all tests, including a bioequivalency study (or studies) and/or pilot studies designed to provide clinical information to assist in the development of clinical bioequivalence protocols and bioanalytic methods, and any clinical trials which Sun and/or Caraco deem to be reasonably necessary to enable Caraco to prepare and to file with the FDA an application for an Abbreviated New Drug Application


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("ANDA") for each Product.  Caraco shall select suitable clinical research organizations to conduct any such studies and trials.

          (a) Caraco shall, at its sole expense, produce quantities of any Product as necessary for use in such studies and trials. Such Products shall be produced in accordance with those current good manufacturing regulations established in 21 CFR Parts 210 and 211, as such sections, from time to time, may be amended, supplemented, or any successor provisions ("Current Good Manufacturing Practices").

          (b) Caraco shall, in connection with its clinical studies, develop manufacturing procedures, batch records, packaging and labeling instructions, release specifications, and quality assurance procedures and put the Procedures into an FDA accepted format.

          (c) Sun shall have the right, but not the obligation, to monitor all bioequivalency studies and clinical trials, and discuss the methodologies and results of such studies and clinical trials with the persons responsible for the design and conduct of such studies and/or trial by or on behalf of Caraco. As requested by Sun, Caraco shall submit relevant production records, including the product formulation, master batch record, specifications, analytical results and related supporting documentation. Sun reserves the right to use, outside the United States, as and when it may elect to do so, any information, data, studies (except bio-equivalency studies of Caraco) and formulations which it may be furnished hereunder, without any royalty, premium or other payment to Caraco.

          (d) If Sun wishes to sell the products manufactured by Caraco outside the United States, Sun has to reimburse Caraco's direct raw material cost, for the product and 60% of raw material cost as labor and overhead charges and 20% of raw material cost as Profit.

     2.3 Preparation and Submission of ANDA's. Caraco shall complete and submit the ANDA for each Product to the FDA as promptly as commercially practicable after the mutual selection of such Product, shall promptly respond to inquiries by the FDA in connection with the Product, and shall monitor and support the submission. Caraco shall pay all expenses in connection with such submission and monitoring for each submitted Product, including the filing fee and all legal and consulting fees and expenses. In any ANDA Caraco shall:

          (a) identify itself as the manufacturer, and identify the packagers, labelers, and contract laboratories whose components or services are used in production of the Product;

          (b) submit methods, process and cleaning validations;

          (c) submit a signed certificate evidencing its compliance with Current Good Manufacturing Practices;


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          (d) submit executed master formula and batch production and control records;

          (e) adequately describe the precautions taken to ensure proper labeling;

          (f) submit specifications and test methods for testing the Product during the manufacturing process;

          (g) submit the appropriate packaging information;

          (h) submit the appropriate stability information; and

          (I) submit such other information, documentation or other matters as
(1) required by applicable FDA rules or regulations, (2) reasonably determined by Sun or Caraco to be necessary or advisable to permit the expeditious approval of such ANDA or (3) requested by the FDA.

     2.4 Sun's Right to Approve Communications. At least five (5) business days prior to the intended submission to the FDA of any ANDA and/or other substantive correspondence, documentation or other information regarding a Product (a "Communication") Caraco shall submit copies of such Communication to Sun for its review and approval and to inform Sun of the intended date of submission of the same to the FDA. Prior to the date of the intended submission, Sun shall have the right to comment on such Communications and to suggest changes thereto, and the parties shall negotiate in good faith with respect to the inclusion of the Communications of any such requested changes. Anything herein to the contrary notwithstand ing, Caraco shall not submit any Communications to the FDA without the prior approval of Sun; provided, however, that if Caraco believes, in its reasonable judgment, that seeking Sun's prior consent will cause undue delay or otherwise be impracticable under the circumstances, no such prior consent shall be required so long as Caraco promptly provides Sun with such Communication and all related correspondences and/or notes of conversations. Within three (3) business days of receipt from the FDA or any other party of any Communications regarding ANDA matters or otherwise related to the Products, Caraco will provide Sun with copies of such Communications.

     2.5  Manufacture of Products.  Caraco shall manufacture each Product in
accordance with Current Good Manufacturing Practices, whether such   Products
are being manufactured in connection with the submission and seeking of approval of an ANDA or for sale to the public following approval of an ANDA with respect thereto.

     2.6 Marketing of Products. Caraco shall use its best efforts (subject to any limitations imposed as a result of its financial condition) to maximize the sale of each Product in the United States. It shall provide marketing personnel and such other capabilities as reasonably appropriate to maximize the sale of each Product in the United States using its best efforts consistent with the stage of development of such Product. To this extent, Caraco shall not, at any time after


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delivery of any Product, enter into any agreement or otherwise obligate itself to restrict or limit its manufacture of such Product.

     2.7 No Activities Outside of the United States. Caraco shall not make, use or sell, or grant rights to others to make, use or sell a Product outside the United States without the consent of Sun, which may be granted or withheld in its sole discretion.

     2.8 No Assignment of Products; Sharing of Information. Without the written consent of Sun (which may be granted or withheld in its sole discretion), Caraco shall not (a) grant rights to any third person, to make, use or sell a Product, whether by assignment, license, sale or other transfer (b) sell, assign, or otherwise permit access to or use of the data supporting any ANDA for a Product, or to the ANDA's themselves, to any person or entity other than Sun, the FDA and any other governmental agency or body with jurisdiction.


3.   CONSIDERATION FOR PRODUCTS.

     3.1 Receipt of Shares. The consideration for each Product (other than a DESI Product) delivered shall be 544,000 (as such number may be adjusted from time to time pursuant to Section 5 hereof) shares of common stock, no par value, of Caraco ("Common Shares"). The consideration for each DESI Product delivered shall be 181,333 (as such number may be adjusted from time to time pursuant to Section 5 hereof) Common Shares. The consideration will become due with respect to each Product (i) at such time as such Product passes the applicable bioequivalency study or studies, or, (ii) if Caraco and Sun agree that no such studies or tests are required for the submission of an ANDA with respect to such Product, then upon the FDA's granting approval of an ANDA with respect to such Product, or (iii) if the parties agree, based upon the advice of FDA counsel that such Product is a DESI Product and thus no ANDA is required with respect to a Product, upon the agreement by Caraco's Executive Committee and Sun that such Product will be one of the Products delivered hereunder and upon commencement of marketing such Product by Caraco (each of (i) through (iii) being referred to herein as a "Target Date").

     3.2 Issuance and Delivery of Shares. The Common Shares issuable with respect to any Product shall be issued and delivered by Caraco to Sun, in Sun's name or that of a nominee which request may be delivered by Sun to Caraco at any time after the Target Date with respect to such Product. Within two business days of Caraco's receipt of such notice, it shall send to its transfer agent an instruction directing such transfer agent to issue and deliver such shares to Sun or its nominee and shall cause such transfer agent to deliver such shares within two business days after its receipt of such notice. The Common Shares issued and delivered by Caraco to Sun pursuant hereto, when issued shall be duly authorized and validly issued, fully paid and non- assessable and not subject to any preemptive or similar rights. Such Common Shares will be delivered by Caraco and acquired by Sun free and clear of any lien, claim, charge, restriction


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or other encumbrance, and shall rank pari passu with the then existing issued and outstanding Common Shares.

4. OPTION TO SELL MORE PRODUCTS. In addition, to the extent, and at any time, that Hexal Pharma GmbH & Co (or any of its nominees, designees or affiliates) exercises either or both of its Product Options (as such term is defined pursuant to the Agreement dated as of October 1, 1993 by and between Caraco, Hexal Pharma GmbH & Co., KG of Holzkirchen and the other parties thereto) Sun shall have the right, but not the obligation, to deliver an additional Product and receive 544,000 additional Common Shares (subject to adjustment as set forth in Section 5 hereof) for each 544,000 Common Shares (subject to adjustment as set forth in Section 5 hereof), or part thereof, issued upon exercise of the Product Options; provided that the number of Shares, in the aggregate, issued to Sun pursuant to this Section, shall in no event, at any time, exceed the number of Common Shares, in the aggregate, issued upon exercise of the Product Options by more than 543,990 (subject to adjustment as set forth in Section 5 hereof). For example, to the extent that Hexal exercises Product Options for 250,000 shares, Sun shall have the right, but not the obligation, to sell one additional Product to Caraco and receive therefor a total of 544,000; Sun will then not have the right, pursuant to this sentence, to sell additional Products (beyond the initial twenty-five and any additional Products sold to Caraco pursuant to this sentence) to Caraco for additional Shares until Hexal has exercised Product Options for at least an additional 294,001 shares of common stock (i.e., a number, which when added to the Shares previously delivered pursuant to this sentence exceeds 544,000 or the next higher multiple of 544,000). Products will be sold pursuant to this Section, and Common Shares acquired pursuant hereto, in accordance with the terms and conditions of this Agreement, in its entirety.

5. ADJUSTMENT OF COMMON SHARES ISSUABLE. The number of Common Shares issuable following any Target Date (and each of the share amounts set forth in Section 4 hereof), shall be adjusted from time to time upon the happening of certain events, as follows:

     5.1 Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of Caraco with or into another corporation (other than a merger with another corporation in which Caraco is the surviving corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of outstanding Common Shares) the rights of Sun to receive Common Shares pursuant to Section 3 or 4 hereof shall be adjusted in the manner described below:

          (a) In the event that Caraco is the surviving corporation, the consideration for Products shall, without payment of additional consideration therefor, be deemed modified so as to provide that in lieu of each Common Share theretofore issuable, the kind and amount of shares of Stock, other securities, money and property receivable upon such reclassification,


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change, consolidation or merger by the holder of each Common Share issuable had such Common Shares been actually issued immediately prior to such reclassification, change, consolidation or merger.

          (b) In the event that Caraco is not the surviving corporation, in lieu of the Common Shares issuable hereunder, the surviving corporation shall issue the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by the holder of Common Shares had they been issued immediately prior to such reclassification, change, consolidation or merger.

     5.2 Subdivision or Combination of Shares. If Caraco at any time after the date hereof but prior to a Target Date shall subdivide or combine its Common Shares, all share numbers in Sections 3 and 4 hereof shall be proportionately increased, in case of subdivision of shares, as of the effective date of such subdivision, and proportionately reduced in case of a combination, as of the date of such combination.

     5.3 Certain Dividends and Distributions. If Caraco, at any time after the date hereof but prior to a Target Date, shall pay a dividend payable in, or make any other distribution of Common Shares, all share numbers in Sections 3 and 4 hereof shall be adjusted, as of the date the Corporation shall take a record of the Holders of its Common for the purpose of receiving such dividend or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that number determined by multiplying such number by a fraction (1) the numerator of which shall be the total number Common Shares outstanding immediately following such dividend or distribution (plus in the event that Caraco paid cash for fractional shares, the number of additional shares which would have been outstanding had Caraco issued fractional shares in connection with said dividend, split-up or distribution) and (2) the denominator of which shall be the total number of Common Shares outstanding immediately prior to such dividend or distribution.

6.   ADDITIONAL COVENANTS OF CARACO.

     6.1 Charter Amendment. Caraco shall, on or before June 30, 1997, take all actions necessary to cause its Articles of Incorporation to be amended to authorize a total of 30,000,000 Common Shares.

     6.2 Listing. In the event that the Common Shares shall be listed for trading on any national securities exchange, or admitted for trading on the NASDAQ National Market or the NASDAQ Small Cap Market, such listing or admission (to the extent permitted by the rules of such exchange or NASDAQ market) shall include all Common Shares issued and/or issuable hereunder.


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7.   REPRESENTATIONS AND WARRANTIES.  The representations and warranties set forth in Sections 3 and 4 of that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of April ___, 1997 by and between Caraco and Sun, are hereby incorporated by reference herein, in their entirety. Upon delivery of any Product, Sun will be deemed to have represented and warranted to Caraco that it has the full and unrestricted right to deliver such Product to Caraco. All representations, warranties, covenants and agreements of Caraco contained in this Agreement shall survive the Closing Date, the sale of any Products and the delivery of any Common Shares and continue in full force and effect thereafter and will not be affected by any examination made by on behalf of Sun, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. All representations, warranties, covenants and agreements of Sun contained in this Agreement shall survive the Closing Date, the sale of any Products and the delivery of any Common Shares and continue in full force and effect thereafter and will not be affected by any examination made by on behalf of Caraco, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

8. CONDITIONS TO OBLIGATIONS OF SUN. The obligations of Sun are subject to the conditions that, at all times during the term of this Agreement

     8.1 No Defaults. All covenants, agreements and conditions required by this Agreement and all other agreement to which Sun and Caraco are parties (including, without limitation, the Stock Purchase Agreement and the Voting Agreement and the Registration Rights Agreement, as defined therein) to be complied with or performed by Caraco, have been performed and duly complied with in all material respects.

     8.2 Accuracy of Representations and Warranties. The representations and warranties made by Caraco herein, or in any certificate delivered pursuant hereto, shall be correct in all material respects, at the time when made, and in the case of the representations and warranties set forth in Sections 4.1, 4.3, 4.5, 4.7, 4.10, 4.11, 4.14 and 4.20 of the Stock Purchase Agreement and incorporated herein by reference during the term of this Agreement with the same force and effect as if such representations and warranties had been made on, and with respect to any such date.

     8.3 No Litigation. There shall not be any pending or threatened injunction, judgment, order, decree or ruling by any court or governmental agency which presents a substantial risk to the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

9. CONDITIONS TO OBLIGATIONS OF CARACO. The obligations of Caraco are subject to the conditions that, at all times during the term of this Agreement


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     9.1  Accuracy of Representations and Warranties.  The representations and warranties made by Sun herein, or in any certificate delivered pursuant hereto, shall be correct in all material respects, at the time when made.

     9.2 No Litigation. There shall not be any pending or threatened injunction, judgment, order, decree or ruling by any court or governmental agency which presents a substantial risk to the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

10.   TERMINATION AND REMEDIES FOR BREACHES OF THIS AGREEMENT.

     10.1 Breach of Obligations. In the event Caraco materially fails to perform its material obligations with respect to a Product, and fails to cure such failure within 30 days of notice of such failure from Sun (or if a cure is not reasonably possible within 30 days, such longer period as is necessary to cure such failure so long as at all relevant times after such 30 days Caraco is using its best efforts to effect such cure), Sun shall have, in addition to any other rights it may have hereunder or under law, the right to qualify an alternative company for the manufacture and sale of the Product in the United States and the right to submit an ANDA for the manufacture and sale of a Product at an alternative company in the United States. In the event Caraco materially fails to perform any of its material obligations with respect to a Product, Sun may elect to have the rights sold, to Caraco in such Product revert back to Sun. However, in such case Sun will have no obligation to return shares issued for a Product(s) to Caraco.

     10.2 Failure of Conditions. In the event, at any time, that any one or more of the conditions set forth in Section 7 hereof are not satisfied and such conditions are material, Sun shall have the right to suspend its and such condition is material in performance of its obligations hereunder; and if such condition or conditions remains unsatisfied for 30 days after notice to Caraco of such failure from Sun (or if a cure is not reasonably possible within 30 days, such longer period as is necessary to cure such failure so long as at all relevant times after such 30 days Caraco is using its best efforts to effect such cure), Sun shall have, in addition to any other rights it may have hereunder or at law, the right to terminate any further obligations it has hereunder by delivering written notice to Caraco. and upon such termination, all Products transferred to Caraco shall revert back to Sun, other than those Products for which Sun has been issued Common Shares pursuant to Section 3 hereof. However, in such a case Sun will have no obligation to return shares for a Product(s) to Caraco.

     10.3 Effect of Reversion. Upon reversion of any Products to Sun pursuant to this Section 10, Caraco shall retain no rights to develop, produce, market or otherwise exploit or deal in any manner the Product in the United States or elsewhere, and Caraco shall immediately return to Sun the original versions and all copies of all information, data, studies, know-how, formulae, designs, drawings, software and other documents related to such Product, except for bio-equivalency studies.


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     10.4  Indemnification.  Caraco shall indemnify and hold harmless Sun and its Affiliates, directors, officers, advisors, agents and employees (the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, damages, claims, liabilities, actions and expenses (including, without limitation, costs of investigation, preparing or defending any such claim or action and reasonable legal fees and expenses (collectively "Losses") arising out or in connection with (i) any third party claims asserted against an Indemnified Party arising out of or in connection with the transactions contemplated hereby or (ii) the material breach of any warranty, representation, covenant or agreement of the Caraco contained in this Agreement or any of the agreements contemplated hereby (as to which breach Caraco has received notice and not less than 30 days to cure), and including, without limitation, any such Losses arising out of transactions entered into or events occurring prior to the Closing. The term "Losses" as used in this Section 10.5 is not limited to matters asserted by third parties against an Indemnified Party, but includes Losses incurred or sustained by any Indemnified Party in the absence of third party claims. Notwithstanding the above, in no event shall Caraco be liable for any losses in excess of the amount of money actually contributed and received by Caraco from Sun pursuant to Section 2 of Stock Purchase Agreement of even date between Caraco and Sun, and up to maximum of an additional amount of US$ 1 Million.

     10.5 Arbitration. Any dispute between the parties regarding any provision of this Agreement shall be resolved by binding arbitration before the London Court of International Arbitration according to its rules of commercial arbitration. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

11.  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

     Unless required by law (in which case the Caraco hereby agrees to give Sun a reasonable prior opportunity to review and comment upon any proposed disclosure), after the date hereof through and after the Closing Date, Caraco shall not issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of Sun.

12.  NO THIRD-PARTY BENEFICIARIES.

     This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective officers, directors, heirs, executors, administrators, successors, affiliates and associates and permitted assigns.

13.  FURTHER ASSURANCES.

     The parties hereto hereby agree to execute and deliver to one another such further instruments and other documentation as may be requested by any other party hereto at any time and from time to time to carry out the terms of this Agreement.

14.  ENTIRE AGREEMENT.

     This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous oral and written communications and agreements with respect thereto.

15.  BINDING EFFECT; ASSIGNMENT.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, executors, administrators, successors and assigns affiliates and associates. No party has the right to assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that Sun may assign this Agreement and any of the provisions hereunder to any Affiliate of Sun without the consent of Caraco. In addition, Sun may assign its rights (but not obligations) under this Agreement for collateral or other security purposes to any lenders providing bonafide financing to Sun without the consent of Caraco.

16.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

17.  HEADINGS.

     Headings of sections shall be deemed to be included for purposes of convenience only and shall not affect the interpretation of this Agreement.

18.  NOTICES.

     Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if sent by certified mail, postage prepaid, return receipt requested, or overnight delivery service (receipt confirmed), or facsimile (receipt confirmed), as follows, unless such address is changed by written notice hereunder:

      If to Caraco:     Caraco Pharmaceutical Laboratories, Ltd.
                        1150 Elijah McCoy Drive
                        Detroit, Michigan  48202
                        Attention:  President
                                with a copy to:
                                Fred B. Green, Esq.
                                Seyburn, Kahn, Ginn, Bess, Deitch and Serlin
                                2000 Town Center
                                Suite 1500
                                Southfield, Michigan  48075-1195

     If to Sun:                 Sun Pharmaceutical Industries Limited

                                Synergy House, Subhanpura
                                Gorwa Road, Baroda, 390-007 India
                                Attention:  Mr. Dilip Shanghvi

                                and

                                Sun Pharmaceutical Industries Limited
                                3, Narayan Building, 23, L.N. Road
                                Dadar (E), Mumbai - 400 014 India
                                Attention:  Mr. Sudhir Valia

                                with a copy to:

                                Michael D. Rosenthal, Esq.
                                Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                                Chicago, Illinois  60606


     Any notice delivered hereunder shall be deemed given when actually received.

19.  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

20.  AMENDMENTS AND WAIVERS.

     This Agreement may be amended and any provision hereof waived only in a writing signed by the party against whom an amendment or waiver is sought to be enforced. The parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of any party at any time to enforce its rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.

21.  SEVERABILITY.

     If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

22.  EXPENSES.

     Except as otherwise expressly provided in this Agreement, the parties will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

23.  CONSTRUCTION.

     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, themselves or by their duly authorized representatives, under seal, the day and year first above written.

                                CARACO PHARMACEUTICAL LABORATORIES, LTD.

                                By: /s/William R. Hurd
                                   -------------------------------------
                                   Title:    President
                                         -------------------------------

                                SUN PHARMACEUTICAL INDUSTRIES, LTD.


                                By:/s/Sudhir Valia
                                   -------------------------------------
                                   Title: Full Time Director
                                         -------------------------------